Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 18, 2014, with respect to the consolidated balance sheet of Weyerhaeuser Real Estate Company as of December 31, 2013, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Seattle, WA

April 15, 2015